                                                                  EXHIBIT 10.15

                         LONG TERM INCENTIVE PLAN (LTIP)

Objective:        To motivate and reward over a multi-year period key executives who have responsibility for influencing the growth and profitability of the Company and its business units.

Participants:     As selected and approved by the President/Chief Executive
                  Officer and Board of Directors: Patrick W. Cavanagh, Douglas
                  Brander and Bernard J. Smith.

Performance Measures:   Measured annually at the end of each year. SSPI includes
                        the DAI division. Ruf includes automotive, infra-red, hearing aid and components businesses. Corporate results represents the audited consolidated and combined results of all Knowles Companies.

                        Performance measures for all three participants will be revenue, operating income and the percentage relationship of operating income to net assets. The three performance measures will be given equal weightings for each participant. However, different weightings will be assigned to each participant based on overall performance of SSPI/RUF and Corporate results.

                        Each measure will have a Target (Plan at 100%) against which performance will be evaluated.

Period Covered:   January 1, 1997 through December 31, 1999.

Payment Dates:    Three potential payouts - based on the audits of the 12 month periods ended December 31, 1997, 1998 and 1999.

Payment Structure and Administration:

1. Payout is based on achievement of results compared to Target goals. Achievement of all Target goals (at 100%) as to each participant will result in incentive payments of $60,000 after the close of December 31, 1997, $60,000 after CY 1998 and $80,000 after CY 1999.

2. The threshold level of a Performance Measure must be achieved before any payout is made to the participant with respect to that Performance Measure. Threshold is 90% of Target for Revenue, 80% of Target for Operating Income and 80% of Target for Operating Income to Net Assets.

3. Performance between Threshold and Target will be pro-rated for payout purposes. Performance above Target will be pro-rated up to a Maximum of 120%. Performance for each payout period will be calculated by multiplying the performance percentage of each Measure times that portion of the total incentive payment allocated to the Performance Measure for the payout period and adding the three results for a total payout. By way of example, a 120% revenue performance, a 100% operating income performance and a 79% operating RONA performance applied to a $60,000 annual incentive payment would result in a payment of $44,000 to the participant - I.,e., (120% x $20,000) + (100% x $20,000) + (0% x $20,000).

4.    Each individual is also a participant in the Management Incentive Plan
      (MIP). For the bonus entitlement under MIP during the contract period, the calculations will be made using the same criteria as the 100% performance measures under this special agreement, but at their respective tiers. The related bonus entitlement will be included with any incentive amount earned under this agreement and paid out for the appropriate payout period.

5. Any substantial change in organization, business structure, strategy or other matters affecting Ruf, SSPI or the Company overall will result in an appropriate adjustment of the Plan (including Performance Measures) as determined in the sole discretion of the Company's President and CEO.

6. A participant whose employment with the Company or its subsidiaries terminates for any reason other than workforce reduction, disability or death prior to the end of a payout period will not be eligible for any incentive payment for that or any subsequent year under this Plan. In the event of employment termination due to workforce reduction, disability or death, any incentive payment will be pro-rated only for the year in which the termination occurs.

7. Appropriate adjustments will be made as soon as practical to the operating RONA percentages displayed on pages 2 and 3 of Attachment 1 to reflect the Company's S election and the finalization of the Ruf/Ruwido balance sheets.

8. The Company's books and records of account shall govern all financial determinations to be made under the Plan. The Targets, related gradation scales and tables in Attachment 1 have been determined on the basis of converting the projected financial results of the Ruf and Ruwido operations from Deutschemarks to Dollars at the exchange rate of 1.5DM to $1.00. In determining and applying the Targets, related gradation scales and tables at any time and from time to time in accordance with the provisions of the Plan, such Targets, gradation scales and/or tables shall be adjusted to reflect, in lieu of the 1.5DM to $1.00 exchange rate, the Deutschemark to Dollar exchange rate published in the Wall Street Journal for the business day immediately preceding the date as of which the adjustment is being made.

5. This Plan is subject to termination as of the end of any year at the discretion of the Company.

Attachment 1

Page 1 - Weightings for each participant
Page 2 - Consolidated Targets and Gradation Scales
Page 3 - SSPI/RUF Targets and Gradation Scales

                                                                         3/13/97

                                                                    Attachment 1
                                                                     Page 1 of 3

                         LONG TERM INCENTIVE PLAN (LTIP)

                                                   WEIGHTING
                                                   ---------
PARTICIPANT                               SSPI/RUF         CORPORATE
-----------                               --------         ---------

Brander & Smith                                 0               100%

Cavanagh                                       80%               20%

      Brander and Smith will be entitled to a bonus under the Long-Term Incentive Plan based only on Consolidated results which will include the performance of SSPI/Ruf. (Attachment 1, page 2)

      Cavanagh's bonus will be determined separately based on the achievements of SSPI/Ruf targets (80%) as identified on page 3 of Attachment 1; the balance (20%) will be determined based on overall Consolidated results (page 2).

                                                                    ATTACHMENT 1
($ EXPRESSED IN '000s)                                               PAGE 2 OF 3


              LONG TERM INCENTIVE PLAN (LTIP) - OTHER PARTICIPANTS
                       CONSOLIDATED - INCLUDING RUF/SSPI



--------------------------------------------------------------------------------------------
                                   TABLE A - NET SALES
 SALES AS A %       ------------------------------------------------              BONUS
  OF TARGET         12/31/97            12/31/98            12/31/99            PERCENTAGE
--------------------------------------------------------------------------------------------

 90.00%             $204,314            $233,490            $270,716             90.00%
 95.00%              215,664             246,461             285,756             95.00%
100.00%              277,015             259,433             300,796            100.00%
105.00%              238,366             272,405             315,836            105.00%
110.00%              249,717             285,376             330,876            110.00%
115.00%              261,067             298,348             345,915            115.00%
120.00%              272,418             311,320             360,955            120.00%
--------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------
                                   TABLE B - OPERATING INCOME
 OP. INC. AS A %   ------------------------------------------------               BONUS
    OF TARGET      12/31/97            12/31/98            12/31/99            PERCENTAGE
--------------------------------------------------------------------------------------------

 80.00%             $46,508             $56,205             $66,981              80.00%
 90.00%              52,322              63,230              75,353              90.00%
 95.00%              55,228              66,743              79,540              95.00%
100.00%              58,135              70,256              83,726             100.00%
105.00%              61,042              73,769              87,912             105.00%
110.00%              63,949              77,282              92,099             110.00%
115.00%              68,855              80,794              96,285             115.00%
120.00%              69,762              84,307             100,471             120.00%
--------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------
                                   TABLE C - AVG. OPERATING RONA
 OP. RONA AS A      ------------------------------------------------              BONUS
 % OF TARGET        12/31/97            12/31/98            12/31/99            PERCENTAGE
--------------------------------------------------------------------------------------------

 80.00%              21.40%              24.31%              27.32%              80.00%
 90.00%              24.08%              27.35%              30.74%              90.00%
 95.00%              25.41%              28.87%              32.44%              95.00%
100.00%              26.75%              30.39%              34.15%             100.00%
105.00%              28.09%              31.91%              35.86%             105.00%
110.00%              29.43%              33.43%              37.57%             110.00%
115.00%              30.76%              34.95%              39.27%             115.00%
120.00%              32.10%              36.47%              40.98%             120.00%
--------------------------------------------------------------------------------------------


Note: "S" Corp. effect on financial statements not yet known; it was originally estimated that the asset base would increase by $4.1 million, and the RONA targets have been adjusted to reflect this adjustment. The actual impact on the asset base from the "S" Corp. conversion will not be known until completion of the 1997 audit.

                                                                    ATTACHMENT 1
($ EXPRESSED IN '000s)                                               PAGE 3 OF 3



                                    RUF/SSPI

--------------------------------------------------------------------------------------------
                                   TABLE A - NET SALES
 SALES AS A %       ------------------------------------------------              BONUS
  OF TARGET         12/31/97            12/31/98            12/31/99            PERCENTAGE
--------------------------------------------------------------------------------------------

 90.00%              $85,964             $79,635             $95,186             90.00%
 95.00%              $90,739             $84,059            $100,474             95.00%
100.00%              $95,515             $88,483            $105,762            100.00%
105.00%             $100,291             $92,907            $111,050            105.00%
110.00%             $105,067             $97,331            $116,338            110.00%
115.00%             $109,842            $101,755            $121,626            115.00%
120.00%             $114,618            $106,180            $126,914            120.00%
--------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------
                                   TABLE B - OPERATING INCOME
 OP. INC. AS A %   ------------------------------------------------               BONUS
    OF TARGET      12/31/97            12/31/98            12/31/99            PERCENTAGE
--------------------------------------------------------------------------------------------

 80.00%              $6,738              $8,432             $12,047              80.00%
 90.00%              $7,580              $9,486             $13,553              90.00%
 95.00%              $8,001             $10,013             $14,306              95.00%
100.00%              $8,422             $10,540             $15,059             100.00%
105.00%              $8,843             $11,067             $15,812             105.00%
110.00%              $9,264             $11,594             $16,585             110.00%
115.00%              $9,685             $12,121             $17,318             115.00%
120.00%             $10,106             $12,648             $18,071             120.00%
--------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------
                                   TABLE C - AVG. OPERATING RONA
 OP. RONA AS A      ------------------------------------------------              BONUS
 % OF TARGET        12/31/97            12/31/98            12/31/99            PERCENTAGE
--------------------------------------------------------------------------------------------

 80.00%              22.54%              26.43%              31.78%              80.00%
 90.00%              25.35%              29.74%              35.76%              90.00%
 95.00%              26.76%              31.39%              37.74%              95.00%
100.00%              28.17%              33.04%              39.73%             100.00%
105.00%              29.58%              34.69%              41.72%             105.00%
110.00%              30.99%              36.34%              43.70%             110.00%
115.00%              32.40%              38.00%              45.69%             115.00%
120.00%              33.80%              39.65%              47.68%             120.00%
--------------------------------------------------------------------------------------------


NOTE: Targets have been adjusted to reflect the business transfer of Deltek to KE and Infrared to Emkay. The asset base has not been adjusted to exclude any property, plant and equipment which may also be utilized by Emkay.